SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: June 25, 2004

                          ROBOTIC VISION SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                        0-8623                   11-2400145
(State of incorporation)         (Commission File No.)         (IRS Employer
                                                             Identification No.)

                               486 Amherst Street
                           Nashua, New Hampshire 03063
                    (Address of principal executive offices)

                  Registrant's telephone number: (603) 598-8400

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Item 5. Other Events and Regulation FD Disclosure.

      On June 25, 2004, we entered into an amendment of our credit facility. The amendment increased allowed borrowings under the portion of the credit facility not guaranteed by the Export-Import Bank of the United States from $3 million to $4 million. It also provided for an additional $2 million of borrowing availability under that credit line upon satisfaction of certain conditions. The available borrowings under the guaranteed portion of the credit facility remained unchanged at $10 million. The entire credit facility will now expire on November 30, 2005. As of June 25, 2004, we had outstanding an aggregate of $13.0 million of borrowings under both portions of the credit facility.

      In connection with this amendment, we granted the lender a warrant to purchase up to 450,000 shares of our common stock, at an exercise price of $0.01 per share. As of June 25, 2004, the warrant was exercisable for 200,000 shares of common stock. Additional shares will become available for exercise if the maximum amount of borrowings outstanding under our credit facility reaches certain thresholds specified in the warrant. We also granted the lender certain registration rights with respect to the shares underlying the warrant.

Item 7. Financial Statements and Exhibits.

(a)   Financial Statements - None

(b)   Pro Forma Financial Information - None

(c)   Exhibits:

   Exhibit No.    Description
   -----------    -----------

      10.1 First Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of June 25, 2004, among the Registrant, RVSI Investors, L.L.C. and other lenders party thereto, and PNC Bank, National Association, as Agent.

      10.2        Warrant issued to RVSI Investors, L.L.C. on June 25, 2004.

      10.3 Registration Rights Agreement dated as of June 25, 2004 between the Registrant and RVSI Investors, L.L.C.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        Robotic Vision Systems, Inc.


Date: July 16, 2004                     By: /s/ Pat V. Costa
                                            ------------------------
                                            Pat V. Costa
                                            Chairman and Chief Executive Officer